Exhibit 4.5
MASTER WARRANT AGREEMENT
BETWEEN
HANCOCK FABRICS, INC.
AND
CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
AS WARRANT AGENT
DATED AS OF JUNE 17, 2008
WARRANTS TO PURCHASE 9,500,000 SHARES OF COMMON STOCK

i

TABLE OF CONTENTS
(continued)
EXHIBITS:

Global Warrant Certificate	A
Exercise Form	B
Assignment	C

ii

MASTER WARRANT AGREEMENT
     THIS MASTER WARRANT AGREEMENT is entered into June 17, 2008, between HANCOCK FABRICS, INC., a Delaware corporation, and CONTINENTAL STOCK TRANSFER & TRUST COMPANY (the “Warrant Agent”).
RECITALS:
     A. The Company is offering the Company’s Floating Rate Series A Secured Notes due 2013 (the “Notes”) in the aggregate principal amount of Twenty Million Dollars ($20,000,000.00) pursuant to a rights offering to the Company’s shareholders.
     B. In connection with the issuance of the Notes, the Company proposes to issue Common Stock Purchase Warrants to purchase Nine Million Five Hundred Thousand (9,500,000) of the Company’s ordinary shares, par value $0.01, pursuant to this Agreement.
     C. The Company desires to retain the Warrant Agent to act on behalf of the Company and the Warrant Agent is willing to act on behalf of the Company in connection with the issuance of the Warrants and the other matters provided herein.
     NOW, THEREFORE, in consideration of the mutual agreements set forth herein the parties agree as follows:
     1. Definitions. Wherever used in this Agreement the following terms will have the meanings indicated:
     1.1 “Agreement” means this Warrant Agreement, as the same may be amended, modified or supplemented from time to time.
     1.2 “Appropriate Officers” mean one or more officers of the Company authorized to execute Global Warrant Certificates, the Warrant Statements, or to take such other actions on behalf of the Company as contemplated by this Agreement.
     1.3 “Beneficial Holder” means any Person or entity that holds beneficial interests in a Global Warrant Certificate.
     1.4 “Black Scholes Warrant Value” means the value of a Warrant on an Organic Change Date as determined by the Company’s Board of Directors immediately prior to such Organic Change (based upon the written advice of an independent investment bank selected by the Board of Directors) and shall be determined by customary investment banking practices using the Black-Scholes model. For purposes of calculating such amount, (1) the term of the Warrants will be the time from the Organic Change Date to the Expiration Date, (2) the assumed volatility will be 50%, (3) the assumed risk-free rate will equal the 3.50%, (4) the price for each share of Common Stock will be (w) the average closing price of a share of Common Stock for the five consecutive trading days immediately preceding, but not including, the Organic Change Date as reported on the principal national securities exchange on which the shares of Common

Stock are listed or admitted for trading, or (x) if not listed or admitted for trading on any national securities exchange, and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the average of the closing bid and asked prices during such five trading day period, or (y) if not listed or admitted for trading on any national securities exchange and not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the Pink Sheets published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average of the closing bid and asked prices during such five trading day period, or (z) in all other cases, as determined in good faith by the Board of Directors of the Company, following the receipt of a written valuation by an independent bank selected by the Board of Directors, and (5) the exercise price shall be the Exercise Price, as adjusted.
     1.5 “Board of Directors” means the Board of Directors of the Company.
     1.6 “Book-Entry Warrants” means Warrants that were issued by book-entry registration on the books of the Warrant Agent.
     1.7 “Business Day” means a day which in New York, New York, is neither a legal holiday nor a day on which banking institutions are authorized by law or regulation to close.
     1.8 “Common Stock” means the Company’s common shares, par value $0.01 per share.
     1.9 “Common Stock Equivalents” means any stock or securities (directly or indirectly) convertible into or exchangeable for Common Stock.
     1.10 “Company” means Hancock Fabrics, Inc. and its successors and assigns.
     1.11 “Depository” means Cede & Co., as the nominee of The Depository Trust Company.
     1.12 “Exercise Amount” means the full Exercise Price for the number of Warrant Shares specified in the Exercise Form (which shall be equal to the Exercise Price multiplied by the number of Warrant Shares in respect of which any Warrants are being exercised) and any and all applicable taxes and governmental charges due in connection with the exercise of Warrants and the exchange of Warrants for Warrant Shares.
     1.13 “Exercise Form” means, in the case of Persons who hold Book-Entry Warrants, an exercise form for the election to exercise such Warrant, substantially in the form of Exhibit B hereto.
     1.14 “Exercise Price” means the purchase price per Warrant Share payable upon exercise of a warrant. The initial exercise price is the greater of (i) $1.00 and (ii) the volume weighted average trading price for 30 days prior to the 3rd Business Day before the issuance of the Warrants, and is subject to adjustment as provided in this Agreement.
     1.15 “Expiration Date” means the date that is five years from the first date of issuance of the Warrants.

     1.16 “FMV” means the fair market value of a Warrant Share as of a specified date (the “date of calculation”), calculated as follows:
     (i) If the Common Stock is traded on the New York Stock Exchange, NASDAQ, another stock exchange or comparable system, the fair market value of the Warrant Shares shall be deemed to be the average of the closing bid and asked prices of the Common Stock during the ten consecutive trading days immediately preceding, but not including, the calculation date as reported on the New York Stock Exchange, NASDAQ or such other exchange or comparable system; and
     (ii) In all other cases, the fair market value shall be determined in good faith by the Board of Directors of the Company in consultation with a financial advisor.
     1.17 “Global Warrant Certificates” means one or more global certificates, with the forms of election to exercise and of assignment printed on the reverse thereof, in substantially the form set forth in Exhibit A attached hereto.
     1.18 “Holder” means a Registered Holder in the case of the Book-Entry Warrants and the Beneficial Holder in the case of the Warrants held through the book-entry facilities of the Depository or by or through Persons that are direct participants in the Depository.
     1.19 “Issue Date” means the first date the Warrants are issued.
     1.20 “Net Issuance Exercise Date” means the date the Warrant Agent receives an Exercise Form electing a Net Issuance Right, or on such later date as is specified in the Exercise Form.
     1.21 “Net Issuance Right” means the right of a Holder to use Warrant Shares to exercise Warrants in lieu of paying cash to exercise Warrants as provided in Section 4.5(b).
     1.22 “Net Issuance Warrant Shares” means the Warrant Shares used to exercise Warrants in lieu of paying cash to exercise the Warrants.
     1.23 “Note” has the meaning set forth in Recital A to this Agreement.
     1.24 “Organic Change” has the meaning set forth in Section 5.4(a) hereof.
     1.25 “Organic Change Date” means the date on which an Organic Change is consummated.
     1.26 “Person” means any individual, corporation (including a business trust), partnership, joint venture, association, joint-stock company, trust, estate, limited liability company, unincorporated association, unincorporated organization, government or agency or political subdivision thereof or any other entity.
     1.27 “Registered Holder” means a holder of a Warrant reflected on the Warrant Register.

     1.28 “Registered Noteholder” means a holder of a Note reflected on the records of the Registrar.
     1.29 “Registrar” means Continental Stock Transfer & Trust Company, and its successors and assigns.
     1.30 “Special Dividend” has the meaning assigned to such term in Section 5.1(b) hereof.
     1.31 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     1.32 “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person or a combination thereof.
     1.33 “Successor Person” means the Person that is the successor or acquiring Person in the case of a reorganization, reclassification, consolidation, merger or business combination with another Person.
     1.34 “Warrant Agent” means the Person named in the preamble hereof or the successor or successors of such Person appointed in accordance with the terms hereof.
     1.35 “Warrant Register” means books of the Warrant Agent in which the Warrant Agent shall register the Book-Entry Warrants as well as any Global Warrant Certificates and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in Section 6.1 of this Agreement, all in form satisfactory to the Company.
     1.36 “Warrant Shares” means the Common Stock issuable upon exercise of the Warrants, the number of shares of which is subject to adjustment from time to time in accordance with this Agreement.
     1.37 “Warrant Statements” means the statements issued by the Warrant Agent from time to time to Registered Holders of Book-Entry Warrants reflecting such book-entry position.
     1.38 “Warrants” means those warrants issued hereunder to purchase initially up to an aggregate of 9,500,000 Warrant Shares at the Exercise Price, subject to adjustment pursuant to this Agreement.
     2. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants in accordance with the instructions hereinafter set forth in this Agreement, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

     3. Warrants. The Warrants will be issued as follows:
     3.1 Issuance of Warrants. Contemporaneously with the issuance of each Note, the Company will issue Warrants to each Registered Noteholder equal to the following: (a) 400; multiplied by (b) the number obtained by (i) dividing the initial principal balance of the Notes specified as held by the Registered Noteholder by (ii) One Thousand Dollars ($1,000.00), and (c) rounded to the nearest whole number. In addition, the Company will issue to Sopris Capital Partners, LP, Berg & Berg Enterprises, LLC and Trellus Management, or their designees, an aggregate of 1,500,000 Warrants. The maximum Warrants to be issued pursuant to this Agreement is 9,500,000 Warrants, as such amount may be adjusted from time to time pursuant to this Agreement.
     3.2 Form of Warrant.
     (a) The Company will deliver, or cause to be delivered to the Depository, one or more Global Warrant Certificates evidencing a portion of the Warrants in accordance with this Agreement and the procedures of the Depository. The remainder of the Warrants shall be Book-Entry Warrants, evidenced by Warrant Statements.
     (b) The Warrant Statements and Global Warrant Certificates may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may, consistently herewith, or, be determined by (i) in the case of Global Warrant Certificates, the Appropriate Officers executing such Global Warrant Certificates, as evidenced by their execution of the Global Warrant Certificates, or (ii) in the case of a Warrant Statement, any Appropriate Officer.
     (c) The Global Warrant Certificates shall be deposited on or after the Issue Date with the Warrant Agent and registered in the name of the Depository. Each Global Warrant Certificate shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Agreement.
     3.3 Execution of Global Warrant Certificates.
     (a) The Global Warrant Certificates shall be signed on behalf of the Company by an Appropriate Officer. Each such signature upon the Global Warrant Certificates may be in the form of a facsimile signature of any such Appropriate Officer and may be imprinted or otherwise reproduced on the Global Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any Appropriate Officer.

     (b) If any Appropriate Officer who shall have signed any of the Global Warrant Certificates shall cease to be such Appropriate Officer before the Global Warrant Certificates so signed shall have been countersigned by the Warrant Agent or disposed of by the Company, such Global Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such Appropriate Officer had not ceased to be such Appropriate Officer of the Company; and any Global Warrant Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Global Warrant Certificate, shall be a proper Appropriate Officer of the Company to sign such Global Warrant Certificate, although at the date of the execution of this Agreement any such Person was not such Appropriate Officer.
     3.4 Registration and Countersignature.
     (a) Upon written order of the Company, the Warrant Agent shall (i) register in the Warrant Register the Book-Entry Warrants and (ii) upon receipt of the Global Warrant Certificates duly executed on behalf of the Company, countersign one or more Global Warrant Certificates evidencing Warrants. Such written order of the Company shall specifically state the number of Warrants that are to be issued as Book-Entry Warrants and the number of Warrants that are to be issued as a Global Warrant Certificate. A Global Warrant Certificate shall be, and shall remain, subject to the provisions of this Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof.
     (b) No Global Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Global Warrant Certificate has been countersigned by the manual signature of the Warrant Agent. Such signature by the Warrant Agent upon any Global Warrant Certificate executed by the Company shall be conclusive evidence that such Global Warrant Certificate so countersigned has been duly issued hereunder.
     (c) The Warrant Agent shall keep the Warrant Register in accordance with the procedures set forth in Section 6.1 of this Agreement. No service charge shall be made for any exchange or registration of transfer of the Warrants, but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Registered Holder in connection with any such exchange or registration of transfer. The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until any payments required by the immediately preceding sentence have been made.
     (d) Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Agreement, the Company and the Warrant Agent may deem and treat the Registered Holder as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing on a Global Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, any distribution to the holder thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.
     4. Terms And Exercise Of Warrants.
     4.1 Exercise Price. On the Issue Date, each Warrant shall entitle the Holder, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Warrant Shares, at the price equal to the Exercise Price per share specified in such Warrant (as the same may be hereafter adjusted pursuant to Article V).
     4.2 Duration of Warrants. Warrants may be exercised by the Holder thereof at any time and from time to time during the period commencing on the Issue Date and terminating at 5:00 p.m., New York City time, on the Expiration Date. Any Warrant not exercised prior to 5:00 p.m., New York City time, on the Expiration Date, shall become permanently and irrevocably null and void at 5:00 p.m., New York City time, on the Expiration Date, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at such time.
     4.3 Method of Exercise.
     (a) Subject to the provisions of the Warrants and this Agreement, the Holder of a Warrant may exercise such Holder’s right to purchase the Warrant Shares, in whole or in part, by: (x) in the case of Persons who hold Book-Entry Warrants, providing the Exercise Form, properly completed and executed by the Registered Holder thereof, together with payment of the Exercise Amount in accordance with Section 4.5(a) in the case of an exercise for cash pursuant to Section 4.5(a), to the Warrant Agent, and (y) in the case of Warrants held through the book-entry facilities of the Depository or by or through Persons that are direct participants in the Depository, providing an Exercise Form (as provided by such Holder’s broker) to its broker, properly completed and executed by the Beneficial Holder thereof, together with payment of the Exercise Amount in accordance with Section 4.5(a) in the case of an exercise for cash pursuant to Section 4.5(a).
     (b) Any exercise of a Warrant pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.
     (c) The Warrant Agent shall:
     (i) examine all Exercise Forms and all other documents delivered to it by or on behalf of Holders as contemplated hereunder to ascertain whether or not, on their face, such Exercise Forms and any such other documents have been executed and completed in accordance with their terms and the terms hereof;
     (ii) where an Exercise Form or other document appears on its face to have been improperly completed or executed or some other irregularity in connection with the exercise of the Warrants exists, endeavor to inform the appropriate parties (including the Person submitting such instrument) of the need for fulfillment of all requirements, specifying those requirements which appear to be unfulfilled;
     (iii) inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between Exercise Forms received and the delivery of Warrants to the Warrant Agent’s account;
     (iv) use commercially reasonable efforts to advise the Company no later than three (3) Business Days after receipt of an Exercise Form, of (A) the receipt of such Exercise Form and the number of Warrants exercised in accordance with the terms and conditions of this Agreement, (B) the instructions with respect to delivery of the Warrant Shares deliverable upon such exercise, subject to timely receipt from the Depository of the necessary information, and (C) such other information as the Company shall reasonably require; and
     (v) subject to Warrant Shares being made available to the Warrant Agent by or on behalf of the Company for delivery to the Depository, liaise with the Depository and endeavor to effect such delivery to the relevant accounts at the Depository in accordance with its customary requirements.
     (d) The Company reserves the right to reasonably reject any and all Exercise Forms not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful. Such determination by the Company shall be final and binding on the Holders of the Warrants, absent manifest error. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Exercise Forms with regard to any particular exercise of Warrants. Neither the Company nor the Warrant Agent shall be under any duty to give notice to the Holders of the Warrants of any irregularities in any exercise of Warrants, nor shall it incur any liability for the failure to give such notice.
     4.4 Issuance of Warrant Shares.
     (a) Upon exercise of any Warrants pursuant to Section 4.3 and clearance of the funds in payment of the Exercise Price, the Company shall promptly at its expense, and in no event later than five (5) Business Days thereafter, cause to be issued to the Holder of such Warrants the total number of whole Warrant Shares for which such Warrants are being exercised (as the same may be hereafter adjusted pursuant to Article V) in such denominations as are requested by the Holder as set forth below:
     (i) in the case of a Beneficial Holder who holds the Warrants being exercised through the Depository’s book-entry transfer facilities, by same-day or next-day credit to the Depository for the account of such Beneficial Holder or for the account of a participant in the Depository the number of Warrant Shares to which such Person is entitled, in each case registered in such name and delivered to such account as directed in the Exercise Form by such Beneficial Holder or by the direct participant in the Depository through which such Beneficial Holder is acting, or

     (ii) in the case of a Registered Holder who holds the Warrants being exercised in the form of Book-Entry Warrants, a book-entry interest in the Warrant Shares registered on the books of the Company’s transfer agent.
     (b) Any exercise of any Net Issuance Right pursuant to Section 4.5(b) shall be effective on the Net Issuance Exercise Date, and, at the election of the Holder thereof. The Holder of the Warrants shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise as of the time of receipt of the Exercise Form and payment of the aggregate Exercise Price for the Warrant Shares for which a Warrant is then being exercised, in the case of an exercise for cash pursuant to Section 4.5(a), or as of the Net Issuance Exercise Date, in the case of a net issuance exercise pursuant to Section 4.5(b), except that, if the date of such receipt and payment or the Net Issuance Exercise Date is a date when the stock transfer books of the Company are closed, the Holder shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open. Warrants may not be exercised by, or securities issued to, any Holder in any state in which such exercise or issuance would be unlawful.
     (c) If less than all of the Warrants evidenced by a Global Warrant Certificate surrendered upon the exercise of Warrants are exercised at any time prior to the Expiration Date, a new Global Warrant Certificate or Global Warrant Certificates shall be issued for the remaining number of Warrants evidenced by the Global Warrant Certificate so surrendered, and the Warrant Agent is hereby authorized to countersign the required new Global Warrant Certificate or Certificates pursuant to the provisions of Section 3.4 and this Section 4.4.
     4.5 Exercise of Warrant.
     (a) Warrants may be exercised by the Holders thereof by delivery of payment to the Warrant Agent, for the account of the Company, by certified or bank cashier’s check payable to the order of the Company (or as otherwise agreed to by the Company), in lawful money of the United States of America, of the Exercise Amount.
     (b) In lieu of exercising Warrants for cash pursuant to Section 4.5(a), Holders shall have the right to exercise Warrants or any portion thereof for Warrant Shares as provided in this Section 4.5(b) at any time or from time to time during the period specified in Section 4.2 hereof by the surrender to the Warrant Agent of a duly executed and completed Exercise Form marked to reflect that the Holder is electing the Net Issuance Right. Upon exercise of the Net Issuance Right, the Company shall deliver or cause to be delivered to the Holder (without payment by the Holder of any Exercise Amount or any cash or other consideration) that number of fully paid and nonassessable Warrant Shares (subject to the provisions of Section 4.7) (x) equal to the quotient obtained by dividing the value of such Warrants (or the specified portion hereof) on the Net Issuance Exercise Date, which value shall be determined by subtracting (A) the aggregate Exercise Amount of the Net Issuance Warrant Shares immediately prior to the exercise of the Net Issuance Right from (B) the aggregate fair market value of the Net Issuance Warrant Shares issuable upon exercise of such Warrants (or the specified portion thereof) on the Net Issuance Exercise Date (as defined above) by (y) the fair market value of one Warrant Share on the Net Issuance Exercise Date. Expressed as a formula, such net issuance exercise shall be computed as follows:
          X = (B-A)/Y
where X = the number of Warrant Shares issuable to the Holder thereof, Y = the FMV of one Warrant Share as of the Net Issuance Exercise Date, A = the aggregate Exercise Amount (i.e., Net Issuance Warrant Shares x Exercise Amount), B = the aggregate FMV (i.e., FMV x Net Issuance Warrant Shares). If the foregoing calculation results in a negative number, then no Warrant Shares shall be issuable upon exercise of the Net Issuance Right by the applicable Holder.
     4.6 Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of Warrants such number of Warrant Shares as may be from time to time issuable upon exercise in full of the Warrants. All Warrant Shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights, and the Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue all Warrant Shares in compliance with this sentence. If at any time prior to the Expiration Date the number and kind of authorized but unissued shares of the Company’s capital stock shall not be sufficient to permit exercise in full of the Warrants, the Company will promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares to such number of shares as shall be sufficient for such purposes. The Company agrees that its issuance of Warrants shall constitute full authority to its officers who are charged with the issuance of Warrant Shares to issue shares of Common Stock upon the exercise of Warrants. Without limiting the generality of the foregoing, the Company will not increase the stated or par value per share, if any, of the Common Stock above the Exercise Price in effect immediately prior to such increase in stated or par value.
     4.7 Fractional Shares. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of Warrants, and in any case where the Registered Holder would, except for the provisions of this Section 4.7, be entitled under the terms of Warrants to receive a fraction of a share upon the exercise of such Warrants, the Company shall, upon the exercise of such Holder’s Warrants, issue or cause to be issued only the largest whole number of Warrant Shares issuable on such exercise (and such fraction of a share will be disregarded); provided, that if more than one Warrant is presented for exercise at the same time by the same Holder, the number of whole Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares issuable on exercise of all such Warrants.
     4.8 Listing. Prior to the issuance of any Warrant Shares upon exercise of Warrants, the Company shall secure the listing of such shares of Common Stock or other Warrant Shares upon each national securities exchange or stock market, if any, upon which shares of Common Stock (or securities of the same class as such other Warrant Shares, if applicable) are then listed

(subject to official notice of issuance upon exercise of Warrants) and shall maintain, so long as any other shares of Common Stock (or, as applicable, other securities) shall be so listed, such listing of all Warrant Shares from time to time issuable upon the exercise of Warrants.
     5. Adjustment of Warrant Shares and Exercise Price The Exercise Price and the number and kind of Warrant Shares shall be subject to adjustment from time to time upon the happening of certain events as provided in this Article V.
     5.1 Mechanical Adjustments.
     (a) Subject to the provisions of Section 4.7, if at any time prior to the exercise in full of the Warrants, the Company shall (i) declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), (ii) subdivide, reclassify or recapitalize its outstanding Common Stock into a greater number of shares, (iii) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or a merger in which the Company is the continuing corporation), the number of Warrant Shares issuable upon exercise of Warrants and/or the Exercise Price in effect at the time of the record date of such dividend, distribution, subdivision, combination, reclassification or recapitalization shall be adjusted so that the Holders shall be entitled to receive the aggregate number and kind of shares which, if their Warrants had been exercised in full immediately prior to such event, the Holders would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination, reclassification or recapitalization. Any adjustment required by this Section 5.1(a) shall be made successively immediately after the record date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination, reclassification or recapitalization, to allow the purchase of such aggregate number and kind of shares.
     (b) If at any time prior to the exercise in full of the Warrants, the Company shall fix a record date for the issuance or making of a distribution to all holders of the Common Stock or any other Warrant Shares for which Warrants are exercisable (including any such distribution to be made in connection with a consolidation or merger in which the Company is to be the continuing corporation) of evidences of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a combination, reclassification or recapitalization referred to in Section 5.1(a) and regular quarterly cash dividends) or of subscription rights, options or warrants to purchase or acquire Common Stock or Common Stock Equivalents (excluding those referred to in Section 5.1(a)) (any such event being herein called a “Special Dividend”), the Exercise Price shall be decreased immediately after the record date for such Special Dividend to a price determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the then current FMV of the Common Stock on such record date less the fair market value (as determined in good faith by the Company’s Board of Directors based on the written advice of an independent investment banking firm) of the evidences of indebtedness, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock or of such subscription rights or warrants applicable to one share of Common Stock and the denominator of which shall be such then current FMV per share of Common Stock (as so determined). Any adjustment required by this Section 5.1(b) shall be made successively whenever such a record date is fixed and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price that was in effect immediately prior to such record date.
     (c) Subject to the provisions of Section 4.7, whenever the Exercise Price payable upon exercise of the Warrants is adjusted pursuant to Section 5.1(a) or Section 5.1(b), the number of Warrant Shares issuable upon exercise of the Warrants shall simultaneously be adjusted by multiplying the number of Warrant Shares initially issuable upon exercise of each Warrant by the Exercise Price in effect on the date thereof and dividing the product so obtained by the Exercise Price, as adjusted.
     (d) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least five cents ($.05) in such price; provided, however, that any adjustments which by reason of this Section 5.1(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5.1 shall be made to the nearest cent ($.01) or to the nearest one-hundredth of a share, as the case may be. Notwithstanding anything in this Section 5.1 to the contrary, the Exercise Price shall not be reduced to less than the then existing par value of the Common Stock as a result of any adjustment made hereunder.
     (e) In the event that at any time, as a result of any adjustment made pursuant to Section 5.1(a) or Section 5.4, the Holder thereafter shall become entitled to receive any shares of the Company (or, as applicable, the Successor Person) other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 5.1.
     5.2 Notices of Adjustment. Whenever the number and/or kind of Warrant Shares or the Exercise Price is adjusted as herein provided, the Company shall (i) prepare and deliver, or cause to be prepared and delivered, forthwith to the Warrant Agent a statement setting forth the adjusted number and/or kind of shares purchasable upon the exercise of Warrants and the Exercise Price of such shares after such adjustment, the facts requiring such adjustment and the computation by which adjustment was made, and (ii) cause the Warrant Agent to give written notice to each Holder in the manner provided in Section 9.2 below, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
     5.3 Form of Warrant After Adjustments. The form of the Global Warrant Certificate need not be changed because of any adjustments in the Exercise Price or the number or kind of the Warrant Shares, and Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in Warrants, as initially issued. The

Company, however, may at any time in its sole discretion make any change in the form of Global Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Global Warrant Certificate (including the rights, duties or obligations of the Warrant Agent), and any Global Warrant Certificate thereafter issued, whether in exchange or substitution for an outstanding Global Warrant Certificate, may be in the form so changed.
     5.4 Organic Changes.
     (a) Adjustments for Organic Change With Consideration Consisting Solely of Cash. If (i) the Company reorganizes its capital stock, reclassifies its capital stock or consolidates or merges with or into another Person or enters into a business combination with another Person where the Company is not the Successor Person, or sells, leases, transfers or otherwise disposes of all or substantially all of its property, assets or business to another Person (each, an “Organic Change”), and (B) pursuant to the terms of such Organic Change, the consideration to be received by or distributed to the holders of Common Stock of the Company consists solely of cash, then the Successor Person shall purchase the Warrants on the Organic Change Date for an amount in cash (less the Exercise Price) equal to the greater of (i) the consideration as such Holder would have been entitled to receive upon exercise of its Warrant had it been exercised immediately before such Organic Change, subject to applicable adjustments (as determined in good faith by the Board of Directors) and (ii) the Black Scholes Warrant Value.
     (b) Adjustments for Organic Change With Consideration Consisting of Cash and/or Other Property. If the Company consummates an Organic Change which shall be effected in such a way that the holders of the Common Stock shall be entitled to receive stock, securities, cash or other property (whether such stock, securities, cash or other property are issued or distributed by the Company or any other Person) with respect to or in exchange for the Common Stock, then as a condition of such Organic Change, lawful and adequate provision shall be made whereby each Holder shall have the right to acquire and receive upon exercise of its Warrant such shares of stock, securities, cash or other property issuable or payable (as part of the Organic Change) with respect to or in exchange for such number of outstanding shares of Common Stock as such Holder would have been entitled to receive upon exercise of its Warrant had it been exercised immediately before such Organic Change, subject to applicable adjustments (as determined in good faith by the Board of Directors).
     (c) Assumption by Successor Person. In the event of any Organic Change contemplated by Section 5.4(a) and (b) above, effective provisions shall be made in the certificate or articles of incorporation of the Successor Person, or in any contract of sale, merger, conveyance, lease, transfer or otherwise, so that the provisions set forth herein for the protection of the rights of the Holders of Warrants shall thereafter continue to be applicable; and any such Successor Person shall expressly assume all of the obligations set forth under Section 5.4(b) above and the due and punctual performance and observation of all of the obligations of the Company hereunder. The provisions of this Section 5.4 shall apply similarly to all successive events constituting Organic Changes.

     (d) Notices. The Successor Person shall notify the Company, which in turn shall notify or cause to be notified all Holders at the last address set forth for such Holder in the Warrant Register, in the manner provided in Section 9.2 below, of the Organic Change at least five Business Days prior to the Organic Change Date. Such notice shall state:
     (i) the expected Organic Change Date;
     (ii) a reasonably detailed description of the consideration to be paid per share of Common Stock in the Organic Change to the holders of Common Stock;
     (iii) the option elected by the Successor Person pursuant to Section 5.4(b) hereof (as applicable); and
     (iv) a description of the procedures and method of payment in respect of the Organic Change consideration. No failure of the Company to give or cause to be given the foregoing notices or defect therein shall affect the validity of the proceedings for the purchase of Warrants, or limit the Holders’ rights hereunder.
     5.5 Adjustments for the Issuance of Common Stock at less than FMV.
     (a) In the event that at any time or from time to time the Company shall issue or sell: (1) shares of Common Stock (other than Excluded Stock), (2) any rights, options or warrants entitling the holders thereof to subscribe for shares of Common Stock or securities convertible into Common Stock (other than Excluded Stock), or (3) securities convertible into or exchangeable or exercisable for Common Stock (other than Excluded Stock), entitling such holders to subscribe for or purchase shares of Common Stock without consideration or for consideration per share that is less at the day of such issuance or sale than the FMV per share of Common Stock and shall not offer such rights, options or warrants to the Holders of Warrants, then, the Exercise Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying the Exercise Price, in effect immediately prior to such issuance or sale, by a fraction, (1) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (y) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the FMV on the last trading day immediately preceding such issuance or sale and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale. In such event, the number of shares of Common Stock issuable upon the exercise of each Warrant shall be increased to the number obtained by dividing (1) the product of (x) the number of Shares issuable upon the exercise of each Warrant before such adjustment, and (y) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (2) the new Exercise Price determined in accordance with the immediately preceding sentence. As used above “Common Stock outstanding” means the number of shares of Common Stock actually outstanding and the number of shares of Common

Stock deemed to be outstanding pursuant to paragraph 3 below, regardless of whether the securities therein have been actually exercised. Such adjustments shall be made whenever such rights, options or warrants or convertible securities are issued or sold or whenever such shares of Common Stock are issued. For the purposes of any adjustment of the Exercise Price and the number of Shares issuable upon exercise of this Warrant pursuant to this Section 5.5, the following provisions shall be applicable:
     (i) In the case of the issuance or sale of Common Stock for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash proceeds received by the Company for such Common Stock before deducting therefrom any reasonable discounts or commissions allowed, paid or incurred by the Company for any underwriting or placement in connection with the issuance and sale thereof.
     (ii) In the case of the issuance or sale of Common Stock (otherwise than upon the conversion of any securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof (which, in the case of consideration consisting of securities which are publicly traded shall be the FMV of such securities) as determined in good faith by the Board of Directors, whose determination shall be evidenced by a resolution of the Board of Directors delivered to the Holders.
     (iii) In the case of the issuance or sale of (a) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable) or (b) securities by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):
     (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 5.5(a)(i) and (ii)), if any, received by the Company upon the issuance or sale of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;
     (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued or sold and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 5.5(a)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;
     (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent not better, vis-a-vis the holders thereof, than to the anti-dilution provisions contained herein), the Exercise Price and the number of Shares issuable upon exercise of each Warrant as then in effect shall forthwith be readjusted to such Exercise Price and number of shares of Common Stock as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;
     (4) on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Exercise Price and the number of Shares issuable upon exercise of each Warrant shall have been adjusted upon the issuance thereof, the Exercise Price and the number of Shares issuable upon exercise of each Warrant shall forthwith be readjusted to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; provided, however, no readjustment pursuant to this Section 5.5(a)(iii)(4) shall have the effect of increasing the Exercise Price by an amount in excess of the amount of the adjustment thereof originally made in respect of such issuance; and
     (5) if the Exercise Price and the number of Shares issuable upon exercise of each Warrant shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Exercise Price and the number of Shares issuable upon exercise of each Warrant shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.
     (b) For the purposes of Section 5.5, the following definitions apply:
     (i) “Excluded Stock” means:
     (1) shares of Common Stock issued or sold by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock in each case which is subject to Section 5.1;
     (2) the issuance of Common Stock in connection with any debt financing (including upon the exercise of any warrants issued in connection with such financings) approved by the Board of Directors;
     (3) the issuance of stock options or shares of Common Stock (including upon exercise of options) to directors, officers, and covered employees of the Company pursuant to the Company’s incentive plans; provided such issuance is either (x) pursuant to a plan approved by the Company’s stockholders or (y) for up to an aggregate amount of shares of Common Stock excluded hereby after the date hereof not to exceed 5% of the Common Stock at the time of such issuance;
     (4) the issuance of Common Stock at a price per share determined by the Board of Directors to be equal to the FMV thereof at the time a definitive agreement is entered into, provided such definitive agreement is closed within 90 days of the date such definitive agreement is entered into, or as may be extended due to regulatory reviews; and
     (5) the issuance of Common Stock and Warrants in connection with the Plan (including shares of Common Stock issued upon exercise of any Warrants).
     6. Transfer and Exchange of Warrants and Warrant Shares.
     6.1 Registration of Transfers and Exchanges.
     (a) Transfer and Exchange of Global Warrant Certificates or Beneficial Interests Therein. The transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depository, in accordance with this Agreement and the procedures of the Depository therefor.

     (b) Exchange of a Beneficial Interest in a Global Warrant Certificate for a Book-Entry Warrant.
     (i) Any Holder of a beneficial interest in a Global Warrant Certificate may, upon request, exchange such beneficial interest for a Book-Entry Warrant. Upon receipt by the Warrant Agent from the Depository or its nominee of written instructions or such other form of instructions as is customary for the Depository on behalf of any Person having a beneficial interest in a Global Warrant Certificate, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depository and Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants to be represented by the Book-Entry Warrants to be issued in exchange for the beneficial interest of such Person in the Global Warrant Certificate and, following such reduction, the Warrant Agent shall register in the name of the Holder a Book-Entry Warrant and deliver to said Holder a Warrant Statement.
     (ii) Book-Entry Warrants issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 6.1(b) shall be registered in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent. The Warrant Agent shall deliver such Warrant Statements to the Persons in whose names such Warrants are so registered.
     (c) Transfer and Exchange of Book-Entry Warrants. When Book-Entry Warrants are presented to the Warrant Agent with a written request:
     (i) to register the transfer of the Book-Entry Warrants; or
     (ii) to exchange such Book-Entry Warrants for an equal number of Book-Entry Warrants of other authorized denominations, the Warrant Agent shall register the transfer or make the exchange as requested if its customary requirements for such transactions are met; provided, however, that the Warrant Agent has received a written instruction of transfer in form satisfactory to the Warrant Agent, duly executed by the Registered Holder thereof or by his attorney, duly authorized in writing.
     (d) Restrictions on Exchange or Transfer of a Book-Entry Warrant for a Beneficial Interest in a Global Warrant Certificate. A Book-Entry Warrant may not be exchanged for a beneficial interest in a Global Warrant Certificate except upon satisfaction of the requirements set forth below. Upon receipt by the Warrant Agent of appropriate instruments of transfer with respect to a Book-Entry Warrant, in form satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depository to make, an endorsement on the Global Warrant Certificate to reflect an increase in the number of Warrants represented by the Global Warrant Certificate equal to the number of Warrants represented by such Book-Entry Warrant, then the Warrant Agent shall cancel such Book-Entry Warrant on the

Warrant Register and cause, or direct the Depository to cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be increased accordingly. If no Global Warrant Certificates are then outstanding, the Company shall issue and the Warrant Agent shall countersign a new Global Warrant Certificate representing the appropriate number of Warrants.
     (e) Restrictions on Transfer and Exchange of Global Warrant Certificates. Notwithstanding any other provisions of this Agreement (other than the provisions set forth in Section 6.1(f)), unless and until it is exchanged in whole for a Book-Entry Warrant, a Global Warrant Certificate may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
     (f) Book-Entry Warrants. If at any time:
     (i) the Depository for the Global Warrant Certificates notifies the Company that the Depository is unwilling or unable to continue as Depository for the Global Warrant Certificates and a successor Depository for the Global Warrant Certificates is not appointed by the Company within 90 days after delivery of such notice; or
     (ii) the Company, in its sole discretion, notifies the Warrant Agent in writing that it elects to exclusively cause the issuance of Book-Entry Warrants under this Agreement, then the Warrant Agent, upon written instructions signed by an Appropriate Officer of the Company, shall register Book-Entry Warrants, in an aggregate number equal to the number of Warrants represented by the Global Warrant Certificates, in exchange for such Global Warrant Certificates.
     (g) Restrictions on Transfer. No Warrants or Warrant Shares shall be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.
     (h) Cancellation of Global Warrant Certificate. At such time as all beneficial interests in Global Warrant Certificates have either been exchanged for Book-Entry Warrants, redeemed, repurchased or cancelled, all Global Warrant Certificates shall be returned to, or retained and cancelled by, the Warrant Agent, upon written instructions from the Company satisfactory to the Warrant Agent.
     6.2 Obligations with Respect to Transfers and Exchanges of Warrants.
     (a) To permit registrations of transfers and exchanges, the Company shall execute Global Warrant Certificates, if applicable, and the Warrant Agent is hereby authorized, in accordance with the provisions of Section 3.4 and this Article VI, to countersign such Global Warrant Certificates, if applicable, or register Book-Entry Warrants, if applicable, as required pursuant to the provisions of this Article VI and for the purpose of any distribution of new Global Warrant Certificates contemplated by Section 7.2 or additional Global Warrant Certificates contemplated by Article V.
     (b) All Book-Entry Warrants and Global Warrant Certificates issued upon any registration of transfer or exchange of Book-Entry Warrants or Global Warrant Certificates shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Book-Entry Warrants or Global Warrant Certificates surrendered upon such registration of transfer or exchange.
     (c) No service charge shall be made to a Holder for any registration, transfer or exchange but the Company may require payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Holder in connection with any such exchange or registration of transfer.
     (d) So long as the Depository, or its nominee, is the registered owner of a Global Warrant Certificate, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Warrants represented by such Global Warrant Certificate for all purposes under this Agreement. Except as provided in Sections 6.1(b) and (f) upon the exchange of a beneficial interest in a Global Warrant Certificate for Book-Entry Warrants, Beneficial Holders will not be entitled to have any Warrants registered in their names, and will under no circumstances be entitled to receive physical delivery of any such Warrants and will not be considered the Registered Holder thereof under the Warrants or this Agreement. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests.
     (e) Subject to Sections 6.1(b), (c) and (d), and this Section 6.2, the Warrant Agent shall, upon receipt of all information required to be delivered hereunder, from time to time to register the transfer of any outstanding Warrants in the Warrant Register, upon surrender of Global Warrant Certificates, if applicable, representing such Warrants at the Warrant Agent’s office as set forth in Section 9.2, duly endorsed, and accompanied by a completed form of assignment substantially in the form of Exhibit C hereto (or with respect to a Book-Entry Warrant, only such completed form of assignment substantially in the form of Exhibit C hereto), duly signed by the Registered Holder thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program. Upon any such registration of transfer, a new Global Warrant Certificate or a Warrant Statement, as the case may be, shall be issued to the transferee.
     6.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a Warrant.

     7. Other Provisions Relating To Rights Of Holders Of Warrants.
     7.1 No Rights or Liability as Stockholder; Notice to Registered Holders. Nothing contained in the Warrants shall be construed as conferring upon the Holder or his, her or its transferees the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or of any other matter, or any rights whatsoever as stockholders of the Company. No provision thereof and no mere enumeration therein of the rights or privileges of the Holder shall give rise to any liability of such holder for the Exercise Price hereunder or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company. To the extent not covered by any statement delivered pursuant to Section 5.2, the Company shall give notice to Registered Holders by registered mail if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:
     (i) the Company shall authorize the payment of any dividend payable in any securities upon shares of Common Stock or authorize the making of any distribution (other than a regular quarterly cash dividend) to all holders of Common Stock;
     (ii) the Company shall authorize the issuance to all holders of Common Stock of any additional shares of Common Stock or Common Stock Equivalents or of rights, options or warrants to subscribe for or purchase Common Stock or Common Stock Equivalents or of any other subscription rights, options or warrants;
     (iii) a dissolution, liquidation or winding up of the Company shall be proposed; or
     (iv) a capital reorganization or reclassification of the Common Stock (other than a subdivision or combination of the outstanding Common Stock and other than a change in the par value of the Common Stock) or any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or change of Common Stock outstanding) or in the case of any sale or conveyance to another corporation or other entity of the property of the Company as an entirety or substantially as an entirety.
Such giving of notice shall be initiated at least fifteen (15) Business Days prior to the date fixed as a record date or effective date or the date of closing of the Company’s stock transfer books for the determination of the stockholders entitled to such dividend, distribution or subscription rights, or for the determination of the stockholders entitled to vote on such proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the stock transfer books, as the case may be. Failure to provide such notice shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up. For the avoidance of doubt, no such notice shall supersede or limit any adjustment called for by Section 5.1 of Section 5.4 by reason of any event as to which notice is required by this Section.
     7.2 Lost, Stolen, Mutilated or Destroyed Global Warrant Certificates. If any Global Warrant Certificate is lost, stolen, mutilated or destroyed, the Company shall issue, and the Warrant Agent shall countersign and deliver, in exchange and substitution for and upon cancellation of the mutilated Global Warrant Certificate, or in lieu of and substitution for the Global Warrant Certificate lost, stolen or destroyed, a new Global Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence and an affidavit reasonably satisfactory to the Company and the Warrant Agent of the loss, theft or destruction of such Global Warrant Certificate, and an indemnity of the Company and Warrant Agent for any losses in connection therewith, if requested by either the Company or the Warrant Agent, also satisfactory to them. Applicants for such substitute Global Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe and as required by Section 8-405 of the Uniform Commercial Code as in effect in the State of New York.
     7.3 No Restrictive Legends. No legend shall be stamped or imprinted on any stock certificate for Warrant Shares issued upon the exercise of any Warrant and or stock certificate issued upon the direct or indirect transfer of any such Warrant Shares.
     7.4 Cancellation of Warrants. If the Company shall purchase or otherwise acquire Warrants, the Global Warrant Certificates and the Book-Entry Warrants representing such Warrants shall thereupon be delivered to the Warrant Agent, if applicable, and be cancelled by it and retired. The Warrant Agent shall cancel all Global Warrant Certificates surrendered for exchange, substitution, transfer or exercise in whole or in part. Such cancelled Global Warrant Certificates shall thereafter be disposed of in a manner satisfactory to the Company provided in writing to the Warrant Agent.
     8. Concerning the Warrant Agent and Other Matters.
     8.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of the Warrant Shares upon the exercise of Warrants, but any taxes or charges in connection with the issuance of Warrants or Warrant Shares in any name other than that of the Holder of the Warrants shall be paid by such Holder; and in any such case, the Company shall not be required to issue or deliver any Warrants or Warrant Shares until such taxes or charges shall have been paid or it is established to the Company’s satisfaction that no tax or charge is due.
     8.2 Resignation, Consolidation or Merger of Warrant Agent.
     (a) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving thirty (30) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant

Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Registered Holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the Registered Holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and shall be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, rights, immunities, duties and obligations of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.
     (b) Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall (i) give notice thereof to the predecessor Warrant Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment, and (ii) cause written notice thereof to be delivered to each Registered Holder at such holder’s address appearing on the Warrant Register. Failure to give any notice provided for in this Section 8.2(b) or any defect therein shall not affect the legality or validity of the removal of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.
     (c) Merger, Consolidation or Name Change of Warrant Agent.
     (i) Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement, without any further act or deed, if such Person would be eligible for appointment as a successor Warrant Agent under the provisions of Section 8.2(a). If any of the Global Warrant Certificates have been countersigned but not delivered at the time such successor to the Warrant Agent succeeds under this Agreement, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if at that time any of the Global Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Global Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.
     (ii) If at any time the name of the Warrant Agent is changed and at such time any of the Global Warrant Certificates have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Global Warrant Certificates have not been countersigned, the Warrant Agent may countersign such Global Warrant Certificates either in its prior name or in its changed name; and in all such cases such Global Warrant Certificates shall have the full force provided in the Global Warrant Certificates and in this Agreement.
     8.3 Fees and Expenses of Warrant Agent.
     (a) Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.
     (b) Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.
     8.4 Liability of Warrant Agent.
     (a) Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.
     (b) Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith. Notwithstanding the foregoing, the Company shall not be responsible for any settlement made without its written consent. No provision in this Agreement shall be construed to relieve the Warrant Agent from liability for its own negligence, willful misconduct or bad faith.

     (c) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Article V hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Warrant Shares will, when issued, be valid and fully paid and nonassessable.
     8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for and pay to the Company all moneys received by the Warrant Agent for the purchase of Warrant Shares through the exercise of Warrants.
     9. Miscellaneous Provisions
     9.1 Binding Effects; Benefits. This Agreement shall inure to the benefit of and shall be binding upon the Company, the Warrant Agent and the Holders and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person other than the Company, the Warrant Agent and the Holders, or their respective heirs, legal representatives, successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.2 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or registered mail, by private national courier service (return receipt requested, postage prepaid), by Personal delivery or by facsimile transmission. Such notice or communication shall be deemed given (a) if mailed, two days after the date of mailing, (b) if sent by national courier service, one Business Day after being sent, (c) if delivered Personally, when so delivered, or (d) if sent by facsimile transmission, on the Business Day after such facsimile is transmitted, in each case as follows:

if to the Warrant Agent, to:	Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Attn: Vivina Mendez
Facsimile: (212) 616-7615

if to the Company, to:	Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, MS 38824
Attn: Chief Financial Officer
Facsimile (662) 365-6025

     if to Registered Holders, at their addresses as they appear in the Warrant Register.
     9.3 Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person or corporation other than the parties hereto and the Holders, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns and the Holders.
     9.4 Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent at the address set forth in Section 9.2 above, for examination by the Holder of any Warrant. Prior to such examination, the Warrant Agent may require any such holder to submit his Warrant for inspection by it.
     9.5 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     9.6 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.
     9.7 Amendments.
     (a) Subject to Section 9.7(b) below, this Agreement may not be amended except in writing signed by both parties hereto.
     (b) The Company and the Warrant Agent may from time to time supplement or amend this Agreement or the Warrants (a) without the approval of any Holders in order to cure any ambiguity, manifest error or other mistake in this Agreement or the Warrants, or to correct or supplement any provision contained herein or in the Warrants that may be defective or inconsistent with any other provision herein or in the Warrants, or to make any other provisions in regard to matters or questions arising hereunder that the Company and the Warrant Agent may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the Holders or (b) with the prior written consent of holders of the Warrants exercisable for a majority of the Warrant Shares then issuable upon exercise of the Warrants then outstanding. Notwithstanding anything to the contrary herein, upon the delivery of a certificate from an Appropriate Officer which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.7 and, provided such supplement or amendment does not change the Warrant Agent’s rights, duties, liabilities or obligations hereunder, the Warrant Agent shall execute such supplement or amendment. Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 9.7 will be binding upon all Holders and upon each future Holder, the Company and the Warrant Agent. In the event of any amendment, modification or waiver, the Company will give prompt notice thereof to all Registered Holders and, if appropriate, notation thereof will be made on all Global Warrant Certificates thereafter surrendered for registration of transfer or exchange.
     9.8 No Inconsistent Agreements; No Impairment. The Company will not, on or after the date hereof, enter into any agreement with respect to its securities which conflicts with the rights granted to the Holders in the Warrants or the provisions hereof. The Company represents and warrants to the Holders that the rights granted hereunder do not in any way conflict with the rights granted to holders of the Company’s securities under any other agreements. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of the Warrants and in the taking of all such action as may be necessary in order to preserve the exercise rights of the Holders against impairment.
     9.9 Integration/Entire Agreement. This Agreement, together with the Warrants, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Company, the Warrant Agent and the Holders in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the Warrants. This Agreement and the Warrants supersede all prior agreements and understandings between the parties with respect to such subject matter.
     9.10 Governing Law. This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State. Each party hereto consents and submits to the jurisdiction of the courts of the State of New York and of the federal courts of the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby. In connection with any such action or proceeding in any such court, each party hereto hereby waives Personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 9.2 hereof. Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on forum non conveniens or lack of jurisdiction or venue in any such court in any such action or proceeding.
     9.11 Termination. This Agreement shall terminate on the Expiration Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised. The provisions of Section 8.4 and this Article IX shall survive such termination and the resignation or removal of the Warrant Agent.
     9.12 Waiver of Trial by Jury. Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement and the transactions contemplated hereby.

     9.13 Severability. In the event that any one or more of the provisions contained herein or in the Warrants, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein and therein shall not be affected or impaired thereby.
     9.14 Attorneys’ Fees. In any action or proceeding brought to enforce any provisions of this Agreement or any Warrant, or where any provision hereof or thereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to its costs and expenses and any other available remedy.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

HANCOCK FABRICS, INC.,

By:	/s/ Robert W. Driskell
Name: Title:	Robert W. Driskell Senior Vice President and Chief Financial Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By: Name: Title:	/s/ Alexandra Albrecht Alexandra Albrecht Vice President

By: Name: Title:	/s/ John W. Comer, Jr. John W. Comer, Jr. Vice President

EXHIBIT A
FORM OF FACE OF GLOBAL WARRANT CERTIFICATE
VOID AFTER 5:00 P.M., NEW YORK CITY TIME, ON                     , 2013
     This Global Warrant Certificate is held by The Depository Trust Company (the “Depository”) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any Person under any circumstances except that (i) this Global Warrant Certificate may be exchanged in whole but not in part pursuant to Section 6.1(a) of the Warrant Agreement, (ii) this Global Warrant Certificate may be delivered to the Warrant Agent for cancellation pursuant to Section 6.1(h) of the Warrant Agreement and (iii) this Global Warrant Certificate may be transferred to a successor Depository with the prior written consent of the Company.
     Unless this Global Warrant Certificate is presented by an authorized representative of the Depository to the Company or the Warrant Agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co. or such other entity as is requested by an authorized representative of the Depository (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of the Depository), any transfer, pledge or other use hereof for value or otherwise by or to any Person is wrongful because the registered owner hereof, Cede & Co., has an interest herein.
     Transfers of this Global Warrant Certificate shall be limited to transfers in whole, but not in part, to nominees of the Depository or to a successor thereof or such successor’s nominee, and transfers of portions of this Global Warrant Certificate shall be limited to transfers made in accordance with the restrictions set forth in Section 6 of the Warrant Agreement.
     No registration or transfer of the securities issuable pursuant to the Warrant will be recorded on the books of the Company until such provisions have been complied with.

     THE SECURITIES REPRESENTED BY THIS WARRANT CERTIFICATE (INCLUDING THE SECURITIES ISSUABLE UPON EXERCISE OF THE WARRANT) ARE SUBJECT TO ADDITIONAL AGREEMENTS SET FORTH IN THE WARRANT AGREEMENT DATED AS OF JUNE 17, 2008, BY AND BETWEEN THE COMPANY AND THE WARRANT AGENT (THE “WARRANT AGREEMENT”).
     THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON                     .
WARRANT TO PURCHASE SHARES OF COMMON STOCK OF
HANCOCK FABRICS, INC.
     CUSIP #
     ISSUE DATE:                     , 2008
     No.
     This certifies that, for value received,                    , and its registered assigns (collectively, the “Registered Holder”), is entitled to purchase from Hancock Fabrics, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), subject to the terms and conditions hereof, at any time before 5:00 p.m., New York time, on                     , 2013, the number of fully paid and non-assessable shares of Common Stock of the Company set forth above at the Exercise Price (as defined in the Warrant Agreement). The Exercise Price and the number and kind of shares purchasable hereunder are subject to adjustment from time to time as provided in Article V of the Warrant Agreement. The initial Exercise Price shall be $                    .
     This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.
     IN WITNESS WHEREOF, this Warrant has been duly executed by the Company under its corporate seal as of the                      day of                    , 2008.

HANCOCK FABRICS, INC.

By:

Print Name:

Title:

     Attest:
                  Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:

Name:

Title:

By:

Name:

Title:

Address of Registered Holder for Notices (until changed in accordance with this Warrant):

     REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS WARRANT CERTIFICATE SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

FORM OF REVERSE OF WARRANT
     The Warrant evidenced by this Warrant Certificate is a part of a duly authorized issue of Warrants to purchase                      shares of Common Stock issued pursuant to that the Warrant Agreement, a copy of which may be inspected at the Warrant Agent’s office. The Warrant Agreement hereby is incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the Registered Holders of the Warrants. All capitalized terms used on the face of this Warrant herein but not defined that are defined in the Warrant Agreement shall have the meanings assigned to them therein.
     Upon due presentment for registration of transfer of the Warrant at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.
     The Company shall not be required to issue fractions of Warrant Shares or any certificates that evidence fractional Warrant Shares.
     No Warrants may be sold, exchanged or otherwise transferred in violation of the Securities Act or state securities laws.
     This Warrant does not entitle the Registered Holder to any of the rights of a stockholder of the Company.
     The Company and Warrant Agent may deem and treat the Registered Holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone) for the purpose of any exercise hereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

EXHIBIT B-1
EXERCISE FORM FOR REGISTERED HOLDERS HOLDING BOOK-ENTRY WARRANTS
(To be executed upon exercise of Warrant)
     The undersigned hereby irrevocably elects to exercise the right, represented by the Book-Entry Warrants, to purchase Warrant Shares and (check one):
     [  ] herewith tenders payment for                      of the Warrant Shares to the order of Hancock Fabrics, Inc. in the amount of $                     in accordance with the terms of the Warrant Agreement and this Warrant; or
     [  ] herewith tenders this Warrant for                      Warrant Shares pursuant to the net issuance exercise provisions of Section 4.4(b) of the Warrant Agreement. This exercise and election shall [  ] be immediately effective or [  ] shall be effective as of 5:00 pm., New York time, on [insert date].
     The undersigned requests that a statement representing the Warrant Shares be delivered as follows:

Name

Address

Delivery Address (if different):

     If said number of shares shall not be all the shares purchasable under the within Warrant Certificate, the undersigned requests that a new Book-Entry Warrant representing the balance of such Warrants shall be registered, with the appropriate Warrant Statement delivered as follows:

Name

Address

Delivery Address (if different):

     Social Security or Other Taxpayer Identification Number of Holder

     Signature of Holder:

     Print Name:
     Note: If the statement representing the Warrant Shares or any Book-Entry Warrants representing Warrants not exercised is to be registered in a name other than that in which the Book-Entry Warrants are registered, the signature of the holder hereof must be guaranteed.
     SIGNATURE GUARANTEED BY:

     Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.
     Countersigned:
     Dated:                                         , 20
     CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

Signature
Authorized Signatory

Authorized Signatory

EXHIBIT B-2
EXERCISE FORM FOR BENEFICIAL HOLDERS
HOLDING WARRANTS THROUGH THE DEPOSITORY TRUST COMPANY
TO BE COMPLETED BY DIRECT PARTICIPANT
IN THE DEPOSITORY TRUST COMPANY
(To be executed upon exercise of Warrant)
     The undersigned hereby irrevocably elects to exercise the right, represented by ___ Warrants held for its benefit through the book-entry facilities of The Depository Trust Company (the “Depository”), to purchase Warrant Shares and (check one):
     [  ] herewith tenders payment for                      of the Warrant Shares to the order of Hancock Fabrics, Inc. in the amount of
$                      in accordance with the terms of the Warrant Agreement and this Warrant; or
     [  ] herewith tenders this Warrant for                     Warrant Shares pursuant to the net issuance exercise provisions of Section 4.4(b) of the Warrant Agreement. This exercise and election shall [  ] be immediately effective or [  ] shall be effective as of 5:00 pm., New York time, on [insert date].
     The undersigned requests that the Warrant Shares issuable upon exercise of the Warrants be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below; provided, that if the Warrant Shares are evidenced by global securities, the Warrant Shares shall be registered in the name of the Depository or its nominee.
     Dated:
     NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU (THROUGH THE CLEARING SYSTEM) OF (1) THE WARRANT AGENT’S ACCOUNT AT THE DEPOSITORY TO WHICH YOU MUST DELIVER YOUR WARRANTS ON THE EXERCISE DATE AND (2) THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED. NAME OF DIRECT PARTICIPANT IN THE DEPOSITORY:
     (PLEASE PRINT)

ADDRESS:

CONTACT NAME:

ADDRESS:

TELEPHONE:

FAX:

     SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):
     ACCOUNT FROM WHICH WARRANTS ARE BEING DELIVERED:
     DEPOSITORY ACCOUNT NO.
     WARRANT EXERCISE NOTICES WILL ONLY BE VALID IF DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THIS NOTIFICATION (OR AS OTHERWISE DIRECTED), MARKED TO THE ATTENTION OF “WARRANT EXERCISE”. WARRANT HOLDER DELIVERING WARRANTS, IF OTHER THAN THE DIRECT DTC PARTICIPANT DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:

(PLEASE PRINT)
CONTACT NAME:

TELEPHONE:

FAX:

     SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):
     ACCOUNT TO WHICH THE SHARES OF COMMON STOCK ARE TO BE CREDITED:
     DEPOSITORY ACCOUNT NO.
     FILL IN FOR DELIVERY OF THE COMMON STOCK, IF OTHER THAN TO THE PERSON DELIVERING THIS WARRANT EXERCISE NOTICE:

NAME:

(PLEASE PRINT)
ADDRESS:

CONTACT NAME:

TELEPHONE:

FAX:

     SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER (IF APPLICABLE):
     NUMBER OF WARRANTS BEING EXERCISED:
     (ONLY ONE EXERCISE PER WARRANT EXERCISE NOTICE)

Signature:

Name:

Capacity in which Signing:

SIGNATURE GUARANTEED BY:

     Signatures must be guaranteed by a participant in the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program.

EXHIBIT C

FORM OF ASSIGNMENT

(To be executed only upon assignment of Warrant)
     For value received,                      hereby sells, assigns and transfers unto the Assignee(s) named below the rights represented by such Warrant to purchase number of Warrant Shares listed opposite the respective name(s) of the Assignee(s) named below and all other rights of the Registered Holder under the within Warrant, and does hereby irrevocably constitute and appoint                      attorney, to transfer said Warrant on the books of the within-named Company with respect to the number of Warrant Shares set forth below, with full power of substitution in the premises:

Name(s) of Assignee(s):

Address:

No. of Warrant Shares:

     And if said number of Warrant Shares shall not be all the Warrant Shares represented by the Warrant, a new Warrant is to be issued in the name of said undersigned for the balance remaining of the Warrant Shares registered by said Warrant.
     Dated:                                         , 20
     Signature:
     Note: The above signature should correspond exactly with the name on the face of this Warrant.

C-1